EXHIBIT 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 1, 2013, by and among Lear Corporation (the “Company”), Marcato, L.P. (“Marcato I”), Marcato II, L.P. (“Marcato II”), Marcato International Master Fund, Ltd. (“Marcato Master Fund”), Marcato Capital Management LLC (“Marcato” and collectively with Marcato I, Marcato II and Marcato Master Fund, the “Marcato Stockholders”), Oskie Master Fund, L.P. (“Oskie Master Fund”) and Oskie Capital Management, LLC (“Oskie” and jointly with Oskie Master Fund, the “Oskie Stockholders”) (the Marcato Stockholders and the Oskie Stockholders collectively, the “Marcato-Oskie Group”) (each of the Company and the Marcato-Oskie Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and the Marcato-Oskie Group have engaged in various discussions and communications concerning the Company and its capital structure;

WHEREAS, the Marcato Stockholders are deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 5,653,026 shares on the date hereof; and

WHEREAS, the Oskie Stockholders are deemed to beneficially own shares of Common Stock totaling, in the aggregate, 488,683 shares on the date hereof; and

WHEREAS, the Company and the members of the Marcato-Oskie Group have determined to come to an agreement with respect to the election of members of the Company’s board of directors (the “Board”) at the 2013 annual meeting of stockholders of the Company, including any adjournment or postponement thereof (the “2013 Annual Meeting”), certain matters related to the 2013 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.                  Board Matters; Board Appointments; 2013 Annual Meeting.

(a)                Effective as of the Company’s public release of the Mutual Press Release (as defined below), each of the Marcato Stockholders solely on behalf of itself and its respective Affiliates and Associates and each of the Oskie Stockholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly (i) irrevocably withdraws the Marcato-Oskie Group’s nominees and proposal submitted to the Company in February 2013 and any related materials, notices or demands (including the Marcato-Oskie Group’s books and records demand) submitted to the Company in connection therewith and (ii) agrees not to take any further action with respect to any solicitation materials filed by it or on its behalf with the Securities and Exchange Commission.  Effective as of the Company’s public release of the

Mutual Press Release, each of the Marcato Stockholders solely on behalf of itself and its respective Affiliates and Associates and each of the Oskie Stockholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly further agrees that it will not, and that it will not permit any of its Affiliates or Associates to, (i) nominate or recommend for nomination any person for election at the 2013 Annual Meeting, directly or indirectly, (ii) submit any proposal for consideration at, or bring any other business before, the 2013 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2013 Annual Meeting, directly or indirectly.  Effective as of the Company’s public release of the Mutual Press Release, each of the Marcato Stockholders solely on behalf of itself and its respective Affiliates and Associates and each of the Oskie Stockholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agrees that it shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(a).

(b)               Effective as of the Company’s public release of the Mutual Press Release, the Parties agree that the Board shall nominate each of the eight individuals currently listed as nominees of the Company in its most recently filed preliminary proxy materials (collectively, the “2013 Board Nominees”) for election to the Board at the 2013 Annual Meeting.

(c)                Effective as of the Company’s public release of the Mutual Press Release, each of the Marcato Stockholders solely on behalf of itself and its respective Affiliates and Associates and each of the Oskie Stockholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agrees to appear in person or by proxy at the 2013 Annual Meeting and to vote all shares of Common Stock of the Company beneficially owned by such person and over which such person has voting power (excluding, for the avoidance of doubt, any shares of Common Stock that are deemed to be beneficially owned by the Oskie Stockholders solely because as of the record date for the 2013 Annual Meeting they were subject to options exercisable within 60 days as disclosed on the Schedule 13D, as amended, filed by the Marcato-Oskie Group prior to the date hereof (the “Group 13D”)) at the meeting in favor of the 2013 Board Nominees and in favor of the Company’s “say-on-pay” proposal.

(d)               Effective as of the public release of the Mutual Press Release, the Company, on the one hand, and, on the other hand, each of the Marcato Stockholders solely on behalf of itself and its respective Affiliates and Associates and each of the Oskie Stockholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agree that a ninth director who shall be mutually acceptable to both the Company and the Marcato-Oskie Group (the “Mutually Agreed Director”) shall be appointed to the Company’s Board of Directors as an additional director as promptly as practicable following the 2013 Annual Meeting.  As promptly as practicable following the date hereof, the Company and the Marcato-Oskie Group shall engage in good faith discussions with respect to the individual who will be the Mutually Agreed Director.  Each of the Marcato-Oskie Group and the Company shall be entitled to recommend individuals to the other for consideration as the Mutually Agreed Director.  Each of (i) the Marcato Stockholders solely on behalf of itself and its respective Affiliates and Associates, (ii) the Oskie Stockholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly and (iii) the Company agrees that the Mutually Agreed Director will be independent of each of the Company and the Marcato-Oskie

Group, including qualifying as an “independent director” under applicable rules of the Securities and Exchange Commission and the rules of the New York Stock Exchange and under the Company’s corporate governance guidelines (in the case of the Company’s corporate governance guidelines, as in effect on the date hereof).

(e)                The Company shall use its commercially reasonable efforts to enter into one or more binding agreements with respect to an Accelerated Share Repurchase Program (as such term is used in the Mutual Press Release) consistent with the terms set forth in the Mutual Press Release by May 1, 2013.

2.                  Standstill Provisions.  Each of the Marcato Stockholders solely on behalf of itself and its respective Affiliates and Associates and each of the Oskie Stockholders solely on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agrees that from the date hereof until the termination of this Agreement in accordance with Section 5 hereof  (the “Termination Date”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:

(a)                solicit, or encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act (as defined below) of proxies or consents (including, without limitation, any solicitation of consents with respect to the call of a special meeting of stockholders), in each case, with respect to securities of the Company, or call or seek to call, or encourage, support or influence anyone with respect to the call of, a special meeting of stockholders;

(b)               advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, or seek to do so;

(c)                form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on the Group 13D as of the date hereof, but does not include any other entities or persons not identified on Group 13D as of the date hereof);

(d)               deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of the Marcato-Oskie Group and otherwise in accordance with this Agreement;

(e)                seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors or with respect to the submission of any stockholder proposal;

(f)                (i) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or (ii) make any recommendation, suggestion, or other statement, offer or proposal (with or without conditions, publicly or otherwise) with respect to a share repurchase, dividend, self-tender or other change in capitalization, or with respect to any merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution, or other business combination or extraordinary transaction, in the case of any of the foregoing involving the Company or any subsidiary, business, division or Affiliate of the Company or encourage or assist any person or entity in connection therewith;

(g)               seek, alone or in concert with others, representation on the Board;

(h)               otherwise act, alone or in concert with others to make any statement critical of the Company, its directors or management (it being agreed that the prosecution in good faith of litigation asserting that the Company has breached its obligations under this Agreement, in and of itself, shall not constitute a violation of this clause (h) to the extent it is necessary in such litigation to describe the facts underlying the asserted breach);

(i)                 enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the matters set forth in this Section 2; or

(j)                 take any action which could cause or require the Company or any Affiliate of the Company to make a public announcement regarding any of the foregoing, seek or request permission to do any of the foregoing, make any request to amend, waive or terminate any provision of this Section 2 (including, without limitation, this Section 2(j)), or make or seek permission to make any public announcement with respect to any of the foregoing.

Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, Section 2(f)(ii) hereof), prior to the Termination Date, representatives of members of the Marcato-Oskie Group shall be permitted to (i) engage at reasonable intervals in non-public discussions with such members of the senior management of the Company as the Company may designate regarding any of the matters contemplated by Section 2(f)(ii) hereof so long as no member of the Marcato-Oskie Group or any of its Affiliates or Associates or any of their respective employees or representatives directly or indirectly makes any disclosure of such discussions or of the content thereof (x) to any third person (other than employees or advisors of the Marcato Stockholders or the Oskie Stockholders who agree to keep such discussions and content confidential and for whose breach of such agreement the Marcato Stockholders or the Oskie Stockholders, as applicable, are responsible) or (y) publicly (it being agreed that any disclosure in any Schedule 13D filing or any amendment thereof or in any other securities law filing shall be deemed public disclosure not permitted pursuant to this Agreement even if required by law) and as long as any of the foregoing would not require the Company to make any public announcement of any such discussions or matter under any applicable law or rule of any securities exchange, (ii) publicly comment upon and solicit votes in favor of or against any item presented for stockholder approval by the Company (but for the avoidance of doubt not by any shareholder), other than the election of directors, the ratification of auditors or a proposal put forth by the Company with respect to “say-on-pay” or “say-when-on-pay” at any annual or special meeting of stockholders of the Company, (iii) publicly comment upon and solicit votes in response to a public announcement by the Company that the Company has entered into an agreement providing for any merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution, or other business combination or extraordinary transaction in any case that requires the approval of the holders of the Common Stock, (iv) publicly comment upon any public announcement by the Company itself that the Board of Directors of the Company has determined to explore a business combination involving the Company as a whole, which announcement did not result in whole or in part from (x) a breach of this Agreement or (y) any unsolicited offer for a business combination, and (v) in the event that any third party that is a strategic, industrial company makes a bona fide unsolicited public offer to acquire the Company as a whole which did not result in whole or in part from a breach of this Agreement, publicly comment upon such offer.

3.                  Representations and Warranties of the Company.

The Company represents and warrants to the Marcato-Oskie Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.                  Representations and Warranties of the Marcato-Oskie Group.

Each of the Marcato Stockholders and each of the Oskie Stockholders severally and not jointly represents and warrants to the Company that (a) the authorized signatory of such Marcato Stockholder or Oskie Stockholder set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by such Marcato Stockholder or Oskie Stockholder, and is a valid and binding obligation of such Marcato Stockholder or Oskie Stockholder, enforceable against each in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such Marcato Stockholder or Oskie Stockholder as currently in effect and (d) the execution, delivery and performance of this Agreement by such Marcato Stockholder or Oskie Stockholder does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such Marcato Stockholder or Oskie Stockholder, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.  Each of the Marcato Stockholders severally and not jointly represents that, as of the date of this Agreement, it is deemed to beneficially own such number of shares of Common Stock of the Company (the “Common Stock”) as are indicated with respect to such Marcato Stockholder on the Group 13D.  Each of the Oskie Stockholders severally and not jointly represents that, as of the date of this Agreement, it is deemed to beneficially own such number of shares of Common Stock as are indicated with respect to such Oskie Stockholder on the Group 13D.  Each of the Marcato Stockholders solely on behalf of itself and its respective Affiliates and Associates and each of the Oskie Stockholders solely on behalf of itself and its respective Affiliates and Associates represents and warrants that it does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company or any Other Equity Rights (as defined below) (except as otherwise disclosed in the Group 13D) and is not “short” any Common Stock (as such term is commonly used by securities trading professionals).  For purposes of this Agreement, the term “Other Equity Rights” shall mean any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event or otherwise) for Common Stock or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any “short” position under any such contract or arrangement, or other securities carrying any voting rights with respect to any of the foregoing.

5.                  Termination.  This Agreement shall terminate on the earlier of (i) the earlier of (x) December 31, 2014 and (y) the date that is 60 days prior to the expiration of the Company’s advance notice period for the nomination of directors or the Company’s advance notice period for the submission of proposals (whichever is earlier in the event they are not the same) in each case at the 2015 annual meeting of the Company, which dates shall only be deemed to refer to the notice periods as established by the Company’s bylaws and shall not, in any event, be deemed to refer to the date for submission of stockholder proposals as established by Rule 14a-8 of the Exchange Act, (ii) the date that is 60 days prior to the expiration of the Company’s advance notice period for the nomination of directors or the Company’s advance notice period for the submission of proposals (whichever is earlier in the event they are not the same) in each case at the 2014 annual meeting of the Company, which dates shall only be deemed to refer to the notice periods as established by the Company’s bylaws and shall not, in any event, be deemed to refer to the date for submission of stockholder proposals as established by Rule 14a-8 of the Exchange Act, if but only if (A) the Parties fail to agree on the identity of a Mutually Agreed Director on or prior to such date, (B) such failure to reach an agreement was a result of the Company’s breach of its obligation to act in good faith pursuant to Section 1(d) hereof, (C) the Marcato-Oskie Group recommended a reasonable number of qualified individuals throughout such period who were willing and able to serve and (D) no member of the Marcato-Oskie Group has breached any of its obligations under this Agreement, and (iii) April 3, 2013, solely in the event the Company fails to comply with its obligations under the first sentence of Section 6 hereof on or prior to such date, except that termination shall not relieve any Party for any liability for any breach of this Agreement prior to such termination.

6.                  Press Release.

Promptly following the execution of this Agreement, the Company and the Marcato‑Oskie Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit A.  Neither the Company nor the Marcato-Oskie Group shall make any public announcement or public statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

7.                  Specific Performance.

Each of the members of the Marcato-Oskie Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each member of the Marcato-Oskie Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 7 is not the exclusive remedy for any violation of this Agreement.

8.                  Expenses.

Each Party shall each be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the 2013 Annual Meeting.

9.                  Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10.              Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Lear Corporation

21557 Telegraph Road

Southfield, MI 48033

Facsimile No.: (248) 447-5126

Attention:	Terrence B. Larkin, Executive Vice President,
Business Development and General Counsel

With copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Facsimile No.: (212) 403-2218

Attention:	Daniel A. Neff, Esq.
Stephanie J. Seligman, Esq.

and:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601

Facsimile No.: (312) 558-5700

Attention:        Bruce A. Toth, Esq.

If to a member of the Marcato-Oskie Group:

Marcato Capital Management LLC

One Montgomery Street, Suite 3250

San Francisco, California 94104

Facsimile No.:(415) 796-6388

Attention:        Richard T. McGuire III

and:

Oskie Capital Management LLC

10 East 53rd Street, 31st Floor

New York, New York 10022

Facsimile No.: (646) 304-7471

Attention:        David M. Markowitz

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile No.: (212) 757-3990

Attention:        Jeffrey D. Marell, Esq.

11.              Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any appellate court therefrom.  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.              Affiliates and Associates.  The obligations of each Marcato Stockholder and Oskie Stockholder herein shall be understood to apply to each of their respective Affiliates and Associates, and each Marcato Stockholder and each Oskie Stockholder agrees that it will cause its respective Affiliates and Associates to comply with the terms of this Agreement.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement, it being understood, that such terms shall not include non-employee investors in any Marcato Stockholder or Oskie Stockholder, respectively, or any portfolio company of any Marcato Stockholder or Oskie Stockholder, respectively, in each case that are not controlled by any of the Marcato Stockholders or Richard T. McGuire, III, alone or in combination, or by any of the Oskie Stockholders, David Markowitz or Clive Rowe, alone or in combination, respectively, and for the avoidance of doubt, that any Affiliate or Associate controlled by Richard T. McGuire, III shall be considered an Affiliate or Associate, respectively, of each Marcato Stockholder, and that any Affiliate or Associate controlled by David Markowitz or Clive Rowe shall be considered an Affiliate or Associate, respectively, of each Oskie Stockholder.

13.              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

14.              Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the Marcato-Oskie Group.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Marcato-Oskie Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Marcato-Oskie Group.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

Lear Corporation

By:    /s/ Matthew J. Simoncini

Name:  Matthew J. Simoncini

Title:    President and Chief Executive Officer

Marcato Capital Management LLC

By:     /s/ Richard T. McGuire, III
Name:  Richard T. McGuire, III
Title:    Managing Member

Marcato, L.P.

By:  Marcato  Capital Management LLC, its General Partner

By:     /s/ Richard T. McGuire, III
Name:  Richard T. McGuire, III
Title:    Managing Member

Marcato II, L.P.

By:  Marcato  Capital Management LLC, its General Partner

By:     /s/ Richard T. McGuire, III
Name:  Richard T. McGuire, III
Title:    Managing Member

Marcato International  Master Fund, Ltd.

By:     /s/ Richard T. McGuire, III
Name:  Richard T. McGuire, III
Title:    Director

Oskie Capital Management, LLC

By:     /s/ David Markowitz
Name:  David Markowitz
Title:    Managing Member

Oskie Master Fund, LP

By:  Oskie GP, its General Partner

By:     /s/ David Markowitz
Name:  David Markowitz
Title:    Managing Member

EXHIBIT A

[Press Release]

Lear, Marcato and Oskie Announce Agreement; Company Commits to Accelerate Existing $1 Billion Share Repurchase Program and Announces New $750 Million Share Repurchase Authorization, Bringing Total Share Repurchase Authorization to $2.25 Billion

Company Appreciates Thoughtful Input from Marcato, Oskie and Other Shareholders on Capital Allocation Strategy

Marcato and Oskie Withdraw Director Nominees for 2013 Annual Meeting

Company Agrees to Appoint Additional Mutually Acceptable Board Member

 Following 2013 Annual Meeting

SOUTHFIELD, MI, SAN FRANCISCO, CA, and NEW YORK, NY, April 1, 2013 -- Lear Corporation (NYSE: LEA) (“Lear”, “the Company”), a leading global supplier of automotive seating and electrical distribution systems, Marcato Capital Management LLC (“Marcato”) and Oskie Capital Management LLC (“Oskie”) today announced an agreement aimed at further enhancing shareholder value.

Under the terms of the agreement, the Company’s Board of Directors has authorized management to further accelerate repurchases under the Company’s existing $1 billion share repurchase program.  Lear repurchased $200 million of its outstanding common stock during the first quarter of 2013 and now expects to complete the remaining $800 million of its existing $1 billion share repurchase authorization under an Accelerated Share Repurchase Program within approximately the next 12 months.

Lear also today announced that its Board of Directors has approved a new two-year share repurchase authorization of $750 million to commence immediately following the completion of the existing

$1 billion share repurchase program.  Including $500 million of share repurchases through the end of 2012, the existing $1 billion authorization and the additional $750 million announced today, the Board has authorized total share repurchases of $2.25 billion since the first quarter of 2011.

Lear may implement share repurchases under the new $750 million share repurchase program utilizing a variety of methods including open market purchases, accelerated share repurchase programs and structured repurchase transactions.  Share repurchases are subject to prevailing financial, market and industry conditions.

Lear also announced today that under the terms of the agreement, Marcato and Oskie have withdrawn their slate of nominees for election to Lear’s Board of Directors at the 2013 Annual Meeting and agreed to vote their shares in support of all of Lear’s director nominees.  Further, the Company has agreed to expand the Board of Directors from eight to nine members as soon as practicable following the 2013 Annual Meeting and add a new Board member mutually acceptable to the Company, Marcato and Oskie.

“Over the last several months, we have had productive discussions with Marcato and Oskie, as well as a number of our other shareholders, and we greatly appreciate the input we have received,” said Henry D. G. Wallace, Lear's Non-Executive Chairman.  “Lear’s Board is committed to delivering value to our shareholders by using a balanced approach of investing in our business, maintaining a strong and flexible financial position, and returning capital to our shareholders.  Over the past two years, Lear has returned more cash to shareholders through dividends and share repurchases as a percentage of our market capitalization than any of our automotive supplier peers.  The Board is aligned with shareholders and will continue working to return additional capital to shareholders through share repurchases and dividends, while maintaining a strong balance sheet that will allow Lear to profitably grow and further strengthen our competitive position.”

"Our conversations with Marcato and Oskie were constructive and mutually respectful, and we are pleased to have reached this agreement. We are confident that our revised capital allocation strategy, combined with our ongoing operational improvements and the positive longer-term outlook for our business, will create an even more valuable enterprise for our shareholders," said Matt Simoncini, Lear President and Chief Executive Officer.

Mick McGuire, Founder of Marcato Capital Management, said, “We are very pleased to have worked constructively with Lear’s management and Board to reach this favorable outcome for all of Lear’s shareholders. We believe the meaningful acceleration and increase in share repurchase activity will help ensure close alignment between Lear’s market valuation and the improved operating performance and business prospects that are the laudable results of the hard work of Lear’s Board, management and employees. We are excited about the prospects for Lear, and we believe the Company is now poised to realize even greater value for its shareholders in the future.”

The 2013 Annual Meeting will be held on May 16, 2013, at the Company’s corporate headquarters, 21557 Telegraph Road, Southfield, Michigan 48033. The record date for determining eligibility to vote at the 2013 Annual Meeting is March 21, 2013.

About Lear Corporation

Lear Corporation is one of the world's leading suppliers of automotive seating and electrical power management systems. The Company's world-class products are designed, engineered and manufactured by a diverse team of approximately 113,000 employees located in 36 countries. Lear's headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available at www.lear.com.

Important Additional Information

Lear, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Lear stockholders in connection with the matters to be considered at Lear's 2013 Annual Meeting of Stockholders. Lear has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with such solicitation of proxies from Lear stockholders. When completed, a definitive proxy statement and a form of proxy will be mailed to Lear stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC in connection with Lear's 2013 Annual Meeting of Stockholders.  Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Lear with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.lear.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity.  The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,”

“expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements.  The Company also may provide forward-looking statements in oral statements or other written materials released to the public.  All such forward-looking statements contained or incorporated in this press release or in any other public statements which address operating performance, events or developments that the Company expects or anticipates may occur in the future, including, without limitation, statements related to business opportunities, awarded sales contracts, sales backlog and ongoing commercial arrangements, or statements expressing views about future operating results, are forward-looking statements.  Actual results may differ materially from any or all forward-looking statements made by the Company.  Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to: general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates; the financial condition and restructuring actions of the Company’s customers and suppliers; changes in actual industry vehicle production levels from the Company’s current estimates; fluctuations in the production of vehicles or the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier; disruptions in the relationships with the Company’s suppliers; the outcome of customer negotiations and the impact of customer-imposed price reductions; the impact and timing of program launch costs and the Company’s management of new program launches; risks associated with conducting business in foreign countries; and risks and other factors described in the Company’s Annual Report on Form 10-K and its other filings with the SEC.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Contacts

For Lear Corporation:

Mel Stephens / Ed Lowenfeld

Lear Corporation
248-447-1624 / 248-447-4380

Matt Sherman / Andrew Siegel / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

For Marcato and Oskie:

Jeremy Fielding or Thomas Davies

Kekst and Company

212-521-4800